SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934
(AMENDMENT NO. )

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Rule 14a-6(e)(2))
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Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-
12

LMP Real Estate Income Fund Inc.
(Name of Registrant as Specified in Its Charter)

Bulldog Investors, LLC
Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Bulldog Investors, 250 Pehle Avenue, Suite 708, Saddle Brook, NJ 07663
(201) 881-7111 // Fax: (201) 556-0097 // pgoldstein@bulldoginvestors.com

A QUESTION FOR SHAREHOLDERS OF RIT

	Would you rather have $13 or $14.50? No, that is not a trick question. The shares of RIT are currently trading at about $13 per share but they have a net asset value (NAV) of about $14.50 per share. If RIT conducts a self-tender offer at NAV, shareholders could sell their shares for about $14.50 per share. Yet, Legg Mason, RIT's manager, wants shareholders to believe that they are better off with an investment worth $13 per share than one worth $14.50 per share.

	Why would Legg Mason exert so much effort to convince you that a $13 stock is worth more than $14.50 in cash? The reason is that its fees from RIT would fall after a self-tender offer. Legg Mason collected $1.7 million in fees last year from RIT and it would rather keep shareholders trapped than to see its fees decline.

Shareholder Value or Legg Mason's Fees?

	That is really what this proxy contest is about. Shareholders who are worried about Legg Mason's fees falling after a self-tender offer should do what Legg Mason recommends. On the other hand, shareholders that want the value of their shares to increase by more than 10% and don't care about Legg Mason's fees should submit the enclosed GREEN proxy.

PLEASE VOTE THE ENCLOSED GREEN PROXY TODAY. IF YOU HAVE ALREADY VOTED MANAGEMENT'S PROXY (EVEN IF YOU VOTED AGAINST THE BOARD'S NOMINEES), YOU MUST VOTE OUR GREEN PROXY IN ORDER TO ELECT OUR NOMINEES AND ADOPT THE SELF-TENDER OFFER PROPOSAL.

You may vote your proxy online at WWW.PROXYVOTE.COM or by telephone at 1-800-454-8683 if your shares are held in street name.Alternatively, you can mail the GREEN proxy card in the enclosed envelope but please do it today. If you have any questions about how to vote your proxy, please call InvestorCom at 1-877-972-0090.

							Very truly yours,

							/S/ Phillip Goldstein

							Phillip Goldstein
							Principal